Exhibit (j)




                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 51 to the registration statement of Scudder Value Equity Trust on Form N-1A ("Registration Statement") of our reports dated April 10, 2002, relating to the financial statements and financial highlights which appear in the February 28, 2002 Annual Reports to Shareholders of Scudder Select 500 Fund and Scudder Select 1000 Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Administrative Agreement" and "Auditors" in such Registration Statement.




PricewaterhouseCoopers LLP
Boston, Massachusetts
June 25, 2002